Exhibit 99.1

Jerrick Expands Leadership Team With Appointment of Three New Executives

●	Chelsea Pullano is named Chief Financial Officer, effective immediately.

●	Upon Jerrick’s uplisting to the NASDAQ Capital Markets, Danielle Banner and Robby Tal will assume the roles of Chief Revenue Officer and Chief Strategy Officer, respectively.

●	New executive appointments, in addition to the recently announced board of directors slate, will support the Company’s growth and expansion plans.

FORT LEE, N.J., June 29, 2020 /PRNewswire/ -- Jerrick Media Holdings, Inc. (OTCQB: JMDA) (the “Company” or “Jerrick”), a technology company and the parent company of Vocal, today announced the appointment of three new executives to its leadership team.

The Company named Chelsea Pullano as Chief Financial Officer (CFO), effective immediately. Additionally, upon the Company’s planned uplisting to the NASDAQ Capital Markets this summer, Danielle Banner will be formally named Chief Revenue Officer (CRO) and Robby Tal as Chief Strategy Officer (CSO).

The announcement comes in the midst of record revenue momentum for the Company, and in anticipation of the Company’s Virtual 2020 Annual Meeting of Shareholders on July 8th. Each of these new appointments brings a unique set of skills and experience to the Company’s Executive Team, and will be instrumental in helping to define and execute Jerrick’s future growth strategies.

Chelsea Pullano, newly-named CFO of Jerrick, first began her employment at Jerrick in an operational capacity in late 2014. She played an integral role in Vocal’s operational development phase, acting as a senior member of the company’s Management Committee. Upon Jerrick’s becoming a public entity in 2016, Chelsea began showing a strong affinity for and robust knowledge of the public markets, and began focusing her talents toward the Company’s financials and corporate governance. Said Jerrick CEO Jeremy Frommer, “Between her dedication to the Company, formidable knowledge about the space she operates in, and an unparalleled work ethic, having Chelsea in this seat is an exciting step for her professionally and for our Company’s future.”

Danielle Banner, who will be named the Company’s first CRO upon uplisting, has been core to the Company’s management team since she first joined Jerrick in 2015. Since then, Danielle has managed business development initiatives, sales, and general operations in order to optimize revenue growth for the company through its subsidiaries, Vocal and Seller’s Choice. In addition to sitting on the Management Committee, Danielle chairs the Company’s Operating Committee. Prior to joining the Jerrick team, Danielle Banner started her career in marketing at the Miami International Film Festival in 2012. Commented Frommer, “I have the utmost confidence that Danielle will continue to scale revenues in her seat as CRO, with a broad mandate and the support of the talented team she manages.”

Robby Tal will assume the role of CSO upon Jerrick’s anticipated uplisting. After joining Jerrick in 2015, Robby built its business intelligence unit from the ground up; he has since led his team through the successful deployment of a scalable and sustainable first-party data model that has mobilized over 650,000 creators to join the Vocal platform. In 2017, Robby joined Jerrick’s Management Committee, in which he plays a central role in advising the CEO and President on market intelligence, data insights, and growth strategy. “For years, Robby has continually evolved our company’s strategies and data capabilities,” said Frommer. “We’re excited to have Robby in the role of CSO, where he will be responsible for the planning and execution of platform growth as well as expanded opportunities in acquisitions, particularly in the data science space.”

Added Jerrick’s President and Head of Product, Justin Maury, “As we head into our shareholder meeting, we have assembled the right team to manage our transition from the OTCQB to the NASDAQ Capital Markets. With the combined strength of our employees as a whole, and with Officers of the high caliber that Chelsea, Danielle, and Robby represent, our team represents the ideal collective to execute on both our product expansion and our corporate vision.”

Safe Harbor Statement

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About Jerrick

Jerrick Media Holdings, Inc. is the parent company and creator of the Vocal platform. The Company creates technology-based solutions to solve problems for the creative community. Through Vocal, Jerrick identifies and leverages opportunities within the digital platform and content monetization space. Since launching in 2016, Vocal has become home to over 600,000 content creators and brands of all shapes and sizes, attracting audiences across its network of wholly owned and operated communities.

Jerrick: https://jerrick.media

Jerrick IR: https://investors.jerrick.media

Vocal Platform: https://vocal.media

Investor Relations Contact: ir@jerrick.media

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